Exhibit 10.13

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), effective as of October 27, 2020 (the “Effective Date”) by and between Arena Pharmaceuticals, Inc., a Delaware corporation (“Arena”) and Longboard Pharmaceuticals, Inc., a Delaware corporation (“Longboard”). Longboard and Arena are referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Arena and Longboard are entering into that certain License Agreement between the Parties dated of even date herewith (the “License Agreement”);

WHEREAS, Arena and Longboard are both engaged in the business of developing drug products, with Longboard focusing on drug products targeting neurological diseases; and

WHEREAS, Longboard desires to engage Arena to perform services for Longboard and Arena desires to perform such services for Longboard.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein, the adequacy of which is acknowledged by the Parties, Longboard and Arena hereby agree as follows.

SECTION 1

DEFINITIONS

1.1    “Affiliate” means any company or entity controlled by, controlling, or under common control with a Party or another entity. For the purpose of this definition only, an entity shall be deemed to “control” another entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such entity, or exercises equivalent influence over such entity. For purposes of this Agreement, Longboard shall not be considered an Affiliate of Arena, and Arena and its Affiliates shall not be considered Affiliates of Longboard.

1.2    “Applicable Law” means any applicable federal, state, local or other domestic or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, writ, decree or other court orders, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.3    “Compensation” has the meaning given such term in Section 2.7(a) of this Agreement.

1.4    “Confidential Information” means any and all information, ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, Know-How, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, data, including pharmacological, toxicological, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, compositions of matter, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable, including all information concerning any Product and any other technical or business information of whatever nature.

1.5    “Disclosing Party” has the meaning given such term in Section 3.2 of this Agreement.

1.6    “EMA” means the European Medicines Agency or any successor agency thereto.

1.7    “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

1.8    “General Scientific Knowledge” means any methods, processes or scientific knowledge used or developed by or for Arena for performance of discovery, research and development activities generally, and any documentation, records, raw materials (other than Materials), specimens, Know-How, or writings related to such methods, processes or scientific knowledge, but excluding (a) any methods or processes disclosed or provided to Arena by or on behalf of Longboard as specified in writing and agreed to by Arena or (b) any methods, processes or scientific knowledge identified or developed in the course of performing the Services that are applicable only to Products.

1.9    “Governmental Authority” means any court, agency, department, authority or other instrumentality of any foreign, federal, state, county, city or other political subdivision.

1.10    “Intellectual Property” means Know-How, Patents, any other indicia of ownership of an invention, trademarks, service marks, trade names, trade dress, domain names, copyrights, trade secrets, inventions, technology, discoveries, software, formulae, processes, confidential and proprietary information and any other similar proprietary rights and registrations and applications for registration for any of the foregoing recognized by any Governmental Authority.

1.11    “Know-How” means technical information and know-how, including biological, chemical, pharmacological, toxicological, clinical, assay and related know-how and trade secrets, and manufacturing data, pre-clinical and clinical data, the specifications of ingredients, the manufacturing processes, formulation, specifications, sourcing information, quality control and testing procedures and related know-how and trade secrets.

1.12    “License Agreement” has the meaning given to such term in the preamble to this Agreement.

1.13    “Longboard Property” has the meaning given such term in Section 4.1 of this Agreement.

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1.14    “Longboard Work Product” means any and all results (including data) and products (interim or final) of the Services performed by Arena hereunder, whether tangible or intangible, including each and every invention (whether or not patentable), discovery, design, drawing, protocol, process, technique, formula, trade secret, device, compound, substance, material, pharmaceutical, method, software program (including object code, source code, flow charts, algorithms and related documentation), listing, routine, manual and specification, whether or not patentable or copyrightable, that are made, developed, perfected, designed, conceived or first reduced to practice by Arena, either solely or jointly with others, in the course of and as a result of the performance of the Services, and Intellectual Property rights in and to the foregoing, including any and all inventions and Intellectual Property covering the composition, manufacture or use of Products first made in the course of performing the Services. Notwithstanding the foregoing, Longboard Work Product shall exclude General Scientific Knowledge and the Retained Rights.

1.15     “Materials” means any chemical or biological materials provided by Longboard to Arena for use in performing the Services, including any progeny or unmodified derivatives of such materials.

1.16    “Patents” means (a) patents and patent applications (provisional and non-provisional) anywhere in the world, (b) all divisionals, continuations, continuations in-part thereof, or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patents or patent applications or (ii) any patent or patent application from which such patents or patent applications claim, or is entitled to claim, direct or indirect priority, and (c) all patents issuing on any of the foregoing anywhere in the world, together with all registrations, reissues, re-examinations, patents of addition, renewals, supplemental protection certificates, or extensions of any of the foregoing anywhere in the world.

1.17    “Person” shall mean an individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association or other entity.

1.18    “Product” means any Licensed Product (as defined in the License Agreement).

1.19    “Receiving Party” has the meaning given such term in Section 3.2 of this Agreement.

1.20    “Regulatory Authority” means any Governmental Authority that has responsibility in any country or group of countries over the development, manufacture or commercialization of a Product, including the FDA and EMA.

1.21    “R&D Plan” has the meaning given to such term in Exhibit A to this Agreement.

1.22    “Retained Rights” means the rights to Intellectual Property retained by Arena pursuant to the License Agreement, including all right, title and interest in and to any New Compound IP (as defined in the License Agreement), and any other rights to Intellectual Property designated by the Parties as to be owned by Arena pursuant to the R&D Plan.

1.23    “Services” has the meaning given such term in Section 2.1 of this Agreement.

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1.24    “Term” has the meaning given such term in Section 5.1 of this Agreement.

1.25    “Third Party” or “Third Parties” shall mean any entity other than a Party.

SECTION 2

SERVICES AND COMPENSATION

2.1    Performance of Services. Subject to the terms of this Agreement, Arena shall perform or cause to be performed such executive management, administrative support and development activities with respect to Products and provide or cause to be provided to Longboard such other services, in each case, as may reasonably be requested by Longboard and reasonably approved by Arena from time to time and set forth on Exhibit A to this Agreement (“Services”). Arena will perform the Services in compliance with all Applicable Laws and the terms of this Agreement. Without limiting the foregoing, Arena will perform the Services in compliance with good laboratory practice, good clinical practice and good manufacturing practices, in each case as applicable under the Applicable Laws of the country and the state and local government wherein such activities are conducted, and with respect to the care, handling and use in research and development activities of any non-human animals by or on behalf of Arena, shall comply in all material respects with Applicable Laws.

2.2    Qualified Personnel. Arena will make available qualified personnel to perform the Services and shall perform the Services in a timely, efficient and professional manner. Arena shall comply and shall cause its employees and subcontractors to comply with all personnel, facility, safety and security rules and regulations of Longboard, and shall conduct its work in such a manner as to avoid endangering the safety of any person.

2.3    Subcontractors. Subject to the terms of this Agreement, Arena may engage subcontractors to perform Services. The engagement of a subcontractor by Arena shall not relieve Arena of any of its obligations under this Agreement. Arena shall be responsible for the performance or nonperformance of its subcontractors as if such performance or nonperformance were that of Arena. Arena shall require all subcontractors to maintain adequate controls to ensure subcontractors perform in accordance with the standards required of Arena in this Agreement.

2.4    No Debarment. Arena shall not employ (or use any subcontractor or consultant that employs) any individual or entity that it knows (a) is debarred by the FDA (or subject to a similar sanction of EMA or other applicable Regulatory Authority), (b) is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or other applicable Regulatory Authority), or (c) has been charged with or convicted under Applicable Laws for conduct relating to the development or approval, or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992, in each case, in the conduct of its activities under this Agreement.

2.5    Changes. The Parties acknowledge that changes may be made to the Services described in Exhibit A as agreed in writing by the Parties. Arena will provide the Services in accordance with Exhibit A, as updated from time to time. The Parties acknowledge that Arena may make changes from time to time in the manner of performing the Services, provided that any such changes shall be made in consultation with Longboard.

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2.6    Communications. On a regular basis, Arena and Longboard shall conduct meetings, either in person or by telephone or video conference, to discuss the progress and results of the Services. Arena shall deliver to Longboard the Longboard Work Product from time to time as provided in Exhibit A or as agreed in writing by the Parties.

2.7    Payment by Longboard.

(a)    Compensation. In consideration for performance of the Services, Longboard shall pay Arena fees for the provision of Services in accordance with Exhibit B (the “Compensation”).

(b)    Payment. Payment by Longboard shall be made in U.S. dollars (unless otherwise agreed to by the Parties) and may be made by way of a cash payment to Arena. Payments shall be subject to all Applicable Laws, including the withholding of any taxes required by law. Arena will pay any and all taxes levied on account of any payments made to it under this Agreement.

(c)    Time of Payment. The Compensation set forth in an invoice shall be due and payable no later than thirty (30) days following receipt by Longboard of such invoice from Arena. Any payment due under this Section 2.7 that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by Applicable Law, at 1.5 percentage points above the U.S. Prime Rate, as reported in the Wall Street Journal, Eastern Edition from time to time, calculated on the number of days such payment is overdue.

2.8    Third Party Contracts.

(a)    Arena and Longboard may mutually agree to assign to Longboard certain contracts related to the Products to which Arena is a party, including but not limited to the contracts listed in Exhibit C (each, an “Assumed Contract”), which shall be documented by an assignment and assumption agreement in a form mutually agreed by the Parties. If such an assignment of an Assumed Contract or an attempt to make such an assignment without the consent or approval of a third party would constitute a breach or violation thereof or affect adversely the rights of Arena thereunder, such Assumed Contract shall not be assigned in the absence of such consent or approval. For a period of six (6) months after the Parties’ agreement to assign an Assumed Contract, Arena shall use its commercially reasonable efforts to seek the consent of third parties required to assign such Assumed Contract to Longboard, and shall in the interim continue to maintain such Assumed Contract on behalf of and for the benefit of Longboard, at Longboard’s sole expense. During such six (6) month period Arena shall not amend or modify any such Assumed Contract without the prior written consent of Longboard.

(b)    In the event that Arena’s performance of the Services hereunder requires Arena to exercise its rights under any contract to which Arena is a party (which contract is not, for clarity, an Assumed Contract), including but not limited to the contracts listed in Exhibit D (each, a “Third Party Contract”), then Arena agrees to use commercially reasonable efforts to exercise such rights, and provide Longboard with substantially equivalent benefits and subject Longboard

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to substantially equivalent burdens, at Longboard’s sole expense, as if Longboard were directly a party to such Third Party Contract, provided that to the extent such actions would reasonably be expected to constitute a breach of such Third Party Contract, then Arena shall be entitled to cease performing the portion of the Services which requires such Third Party Contract. Upon Longboard’s written notice to Arena that Longboard no longer requires the Services to be performed with respect to a Third Party Contract, the Parties shall cooperate to wind down Arena’s activities on behalf of Longboard under such Third Party Contract. Arena shall not amend or modify any such Third Party Contract, or waive any rights thereunder, without the prior written consent of Longboard, unless such amendment, modification or waiver does not relate to Arena’s performance of the Services. Longboard shall reimburse Arena’s out-of-pocket expenses incurred under a Third Party Contract to the extent paid in accordance with the terms of the relevant Third Party Contract, provided, that to the extent a Third Party Contract provides for services unrelated to the Products, Longboard shall only be required to reimburse such out-of-pocket expenses to the extent related primarily to the Products and the Services. If reasonably requested by Longboard and at Longboard’s sole expense, Arena agrees to exercise its rights under the Third Party Contracts (which may include enforcing contractual provisions against a Third Party), provided, if an action requested by Longboard would be reasonably expected to adversely affect Arena, then Arena shall not be obligated to take such action and the Parties will cooperate to find a mutually agreeable alternative.

SECTION 3

EXCHANGE OF INFORMATION AND CONFIDENTIALITY

3.1    Use of Materials and Confidential Information Provided by Longboard. During the Term, Longboard shall provide to Arena Materials and Confidential Information of Longboard that Arena reasonably needs to perform the Services. Arena shall have a nonexclusive right to use any such Materials and Confidential Information of Longboard solely for the purpose of performing the Services subject to and in accordance with the terms and conditions of this Agreement. Arena understands and agrees that Materials may have unpredictable and unknown biological or chemical properties, and that they are to be used with caution. Arena shall not sell, transfer, disclose or otherwise provide access to any Materials, any method or process relating thereto, or any material that could not have been made but for receipt of the foregoing from Longboard, or any Confidential Information of Longboard to any Person without the prior written consent of Longboard, except that Arena may allow access to the Materials and Confidential Information of Longboard solely to those employees and subcontractors of Arena who require such access in order to perform the Services and solely for purposes of performing the Services; provided that any such employees and subcontractors are bound by confidentiality, non-disclosure, non-use and transfer of ownership obligations with respect to the Materials, Confidential Information of Longboard and Longboard Work Product consistent with those contained in this Agreement.

3.2    Confidentiality. The Parties agree that the Party (in such capacity, the “Receiving Party”) receiving Confidential Information of the other Party (in such capacity, the “Disclosing Party”) (or that has received any such Confidential Information from the Disclosing Party prior to the Effective Date) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, but in no event less than reasonable

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efforts, (b) not disclose such Confidential Information to any Person without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by this Agreement, and (c) not use such Confidential Information for any purpose except as expressly permitted by this Agreement or any other written agreement between the Parties (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under any such agreement). Notwithstanding anything to the contrary herein, (a) the Longboard Work Product shall be Confidential Information of Longboard, and Longboard shall be the Disclosing Party and Arena shall be the Receiving Party with respect thereto and (b) Longboard can disclose and use any Confidential Information licensed to Longboard under the License Agreement in accordance with the terms of such agreement.

3.3    Confidentiality Exceptions. The obligations in Section 3.2 shall not apply with respect to any portion of Confidential Information that the Receiving Party can show by competent written proof:

(a)    is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(b)    was known to the Receiving Party, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(c)    is subsequently disclosed to the Receiving Party by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(d)    is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or

(e)    is independently developed by or for the Receiving Party without reference to or reliance upon the Disclosing Party’s Confidential Information.

3.4    Authorized Disclosures. Notwithstanding Section 3.2, the Receiving Party may disclose Confidential Information of the Disclosing Party:

(a)    to the extent such disclosure is required in response to an order of a court or other Governmental Authority or is otherwise required by Applicable Laws to be disclosed, provided that, where reasonably possible, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosures pursuant to this Section 3.4 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the Receiving Party will provide reasonable assistance to the Disclosing Party with respect thereto; provided that, in any event, the Receiving Party will use reasonable measures to ensure confidential treatment of such information and shall only disclose such Confidential Information of the Disclosing Party as is necessary to comply with such Applicable Laws or judicial process; and

(b)    solely on a “need to know basis” to permitted subcontractors and to employees and agents of the Receiving Party and its permitted subcontractors, each of whom

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prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Section 3, which for avoidance of doubt, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement; provided, however, that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 3.4(b) to treat such Confidential Information as required under this Section 3.

3.5    Publicity. Except as may be required by Applicable Laws (including disclosure requirements of the U.S. Securities and Exchange Commission or any stock exchange on which securities issued by a Party or its Affiliates are traded) or as set forth in Section 3.3, each Party agrees not to publicize or disclose the existence or terms of this Agreement to any Third Party without the prior written consent of the other Party, except that Longboard may also disclose the terms of this Agreement on a confidential basis to investors, potential investors, creditors, advisors, and consultants to the extent that such disclosure is in connection with due diligence or similar investigations for a potential financial relationship between Longboard and a Third Party.

3.6    Equitable Relief. Given the nature and value of the Confidential Information and the competitive damage and irreparable harm that might result to the Disclosing Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Section 3. If the Receiving Party becomes aware of any breach or threatened breach of this Section 3 by a Third Party to whom the Receiving Party disclosed the Disclosing Party’s Confidential Information, the Receiving Party promptly shall notify the Disclosing Party and cooperate with the Disclosing Party to regain possession of its Confidential Information and prevent any further breach. In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 3 without furnishing proof of actual damages.

SECTION 4

INTELLECTUAL PROPERTY

4.1    Ownership. Longboard shall own all right, title and interest in and to all Materials and Longboard Work Product, including all Intellectual Property rights therein (collectively, the “Longboard Property”). Neither this Agreement, nor the provision of the Services hereunder, shall give Arena any right, title or interest in or to any Longboard Property or other Intellectual Property of Longboard or its licensors disclosed or made available by Longboard to Arena for purposes of performance of the Services.

4.2    Assignment; Assistance. As necessary to establish the ownership set forth in Section 4.1, Arena hereby irrevocably assigns to Longboard all of its right, title and interest worldwide in and to the Longboard Property without royalty or any other consideration and agrees to execute all applications, assignments or other instruments reasonably requested by Longboard in order for Longboard to establish its ownership of the Longboard Property and to obtain whatever protection for the Longboard Property, including Patent rights in any and all countries as Longboard shall determine. Arena agrees to assist Longboard, or its designee, in every reasonable way (but at Longboard’s expense) to secure Longboard’s rights in Longboard Property, including the disclosure to Longboard of all pertinent information and data with respect

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to all Longboard Property, the execution of all applications, specifications, oaths, assignments and all other instruments that Longboard may deem necessary in order to apply for and obtain such rights and in order to assign and convey to Longboard, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Longboard Property. The obligation of Arena to execute or cause to be executed any such instrument or papers shall continue after the expiration or termination of this Agreement. Arena agrees that, if Longboard is unable because of Arena’s unavailability, dissolution, or otherwise, to secure Arena’s signature for the purpose of applying for or pursuing any application for any Patents or copyright registrations covering the Longboard Property assigned to Longboard herein, then, until such time Arena becomes available, Arena hereby designates and appoints Longboard and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and on Arena’s behalf to execute and file any such applications and to do all other lawfully permitted acts only to further the prosecution and issuance of Patents and copyright registrations with the same legal force and effect as if executed by Arena.

4.3    Waiver or Assignment of Other Rights. As necessary to establish the ownership set forth in Section 4.1, if Arena has any rights to Longboard Property that cannot be assigned to Longboard, Arena unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Longboard or its licensors with respect to such rights to Longboard Property. As necessary to establish the ownership set forth in Section 4.1, if Arena has any right to the Longboard Property that cannot be assigned to Longboard or waived by Arena, Arena unconditionally and irrevocably grants to Longboard during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to use, practice, reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed such rights. Without limitation to the foregoing, Arena hereby concurrently and permanently waives all paternity, integrity, special, moral or similar rights, if any, that vest or may vest in Arena as of the date any Longboard Property owned by Longboard is created under the provisions of any Applicable Laws, and Arena hereby agrees to secure such permanent waiver of such rights, if any, that vest or may vest in Arena’s employees or subcontractors under such Applicable Laws. Arena further acknowledges and agrees that through the complete and permanent waiver contained herein Arena will ensure that Arena’s employees’ legal heirs do not retain any paternity, integrity, moral, special or similar rights in and to the Longboard Property owned by Longboard.

4.4    General Scientific Knowledge; Retained Rights. Notwithstanding the foregoing provisions of this Section 4, Arena retains all right, title and interest in and to any and all General Scientific Knowledge and Retained Rights developed by Arena in the course of performing the Services, including, without limitation, all patent, copyright or other intellectual property rights therein.

SECTION 5

TERM AND TERMINATION

5.1    Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Section 5, shall continue until December 31, 2021, and shall automatically renew for successive one (1)-year terms, unless either Party provides written notice of its desire not to renew at least thirty (30) days prior to the expiration of the then-current term (the initial term, together with any renewal terms, collectively, the “Term”).

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5.2    Termination.

(a)    By Either Party. Longboard may terminate this Agreement either with respect to all, or with respect to any one or more, of the Services provided hereunder at any time and from time to time, for any reason or no reason, by giving written notice to Arena at least thirty (30) days prior to the date of such termination. Arena may terminate this Agreement either with respect to all, or with respect to any one or more, of the Services provided by it hereunder at any time and from time to time, for any reason or no reason, by giving written notice to Longboard (i) if prior to June 30, 2021, at least one-hundred eighty (180) days prior to the date of such termination or (ii) if after June 30, 2021, at least sixty (60) days prior to the date of such termination, and after delivery of such notice, shall reasonably cooperate with Longboard on any activities necessary to transition the Services to Longboard. In addition, the Parties may at any time agree in writing to terminate this Agreement with respect to some or all of the Services, effective immediately or as indicated in such writing. In the event of any termination with respect to one or more, but less than all, Services, this Agreement shall continue in full force and effect with respect to any Services not terminated thereby.

(b)    Payment Upon Termination. In the event of termination of this Agreement or any Services hereunder, Longboard shall pay Arena for all Services completed through the date of termination in accordance with this Agreement, including any non-cancelable commitments incurred by Arena in accordance with this Agreement.

(c)    Delivery of Longboard Work Product. Upon expiration or termination of this Agreement, Arena shall deliver to Longboard any and all Longboard Work Product not previously delivered to Longboard.

(d)    Return of Confidential Information. Upon expiration or termination of this Agreement, each Receiving Party shall promptly, at the Disclosing Party’s election, either return to the Disclosing Party or destroy, at no cost to the Disclosing Party, all Confidential Information of the Disclosing Party; provided that each Party may keep one copy of such Confidential Information for archival purposes subject to continuing confidentiality and non-use obligations under this Agreement.

(e)    Survival. Expiration or termination of this Agreement will not relieve any Party of any obligation accruing prior to such expiration or termination. Sections 1, last sentence of 2.8(b) (but only for so long as the License Agreement is in effect), 3.2, 3.3, 3.4, 3.5, 3.6, 4, 5.2, 6.4, 6.5 and 7 will survive expiration or termination of this Agreement.

SECTION 6

REPRESENTATIONS AND WARRANTIES; DISCLAIMER; LIMITATION OF LIABILITY

6.1    Mutual Representations and Warranties. Each Party represents and warrants to the other that: (a) it has full power and authority to enter into this Agreement and to perform

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its obligations hereunder; (b) this Agreement is legally binding upon it, enforceable against it in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, Governmental Authority or administrative or other agency having jurisdiction over it; and (c) such Party is not under any pre-existing obligation inconsistent with the provisions of this Agreement.

6.2    Arena. Arena is not currently, and will not voluntarily become, subject to any agreement or obligation that would conflict with the terms of this Agreement or prevent Arena from performing Services in accordance with the terms of this Agreement.

6.3    Longboard. To the extent Longboard provides Arena with any Materials pursuant to this Agreement, Longboard has the right to provide such Materials to Arena for use as contemplated by this Agreement, and to Longboard’s knowledge, the use of such Materials by Arena in accordance with the terms of this Agreement will not infringe the Intellectual Property rights of any Third Party.

6.4    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 6.1, 6.2 AND 6.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR VALIDITY OF ANY PATENTS ISSUED OR PENDING, OR WITH RESPECT TO THE OUTCOME OR RESULTS OF ANY ACTIVITIES TO BE PERFORMED PURSUANT TO THIS AGREEMENT.

6.5    Limitation of Liability. EXCEPT FOR (A) A BREACH OF SECTION 3 (CONFIDENTIALITY), OR (B) DAMAGES DUE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY, NEITHER PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, SHALL BE LIABLE TO ANY OTHER PARTY OR ITS AFFILIATES FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS) ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

SECTION 7

MISCELLANEOUS PROVISIONS

7.1    Notices. Any and all notices, deliveries and other communications permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, delivery or other communication and shall be delivered personally, or sent by registered or certified mail, or sent by email to the Party, at the address set forth in the opening paragraph of this Agreement or at such other address as may be supplied in writing.

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Notices sent to Longboard shall be sent to the attention of:

Longboard Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA 92121

Attn: Chief Executive Officer

and if sent by email shall be sent to [●] .

Notices sent to Arena shall be sent to the attention of:

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA 92121

Attention: General Counsel

and if sent by email shall be sent to legal@arenapharm.com.

In either case of notice to Longboard or notice to Arena, a copy of such notice shall also be sent to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121 USA

Attention: L. Kay Chandler

Email: kchandler@cooley.com

The date of personal delivery or the date of mailing or emailing, as the case may be, shall be the date of such notice, delivery or communication.

7.2    Successors and Assigns. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by any Party without the prior written consent of Longboard (in the case of a proposed assignment or transfer by Arena) or by Arena (in the case of a proposed assignment or transfer by Longboard), in either case which consent shall not be unreasonably withheld; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of such Party’s business or assets to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

7.3    Amendment. No change, modification, or amendment of this Agreement shall be valid or binding on the Parties unless such change or modification shall be in writing signed by both Parties.

7.4    Remedies Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which a Party may be lawfully entitled.

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7.5    Force Majeure. Except for the payment, expenditure or contribution of money, neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, epidemic, pandemic, fires, earthquakes, acts of war, terrorism, or civil unrest; provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

7.6    No Waiver. The failure of any Party to insist on strict performance of a covenant hereunder, or of any obligation hereunder, shall not be a waiver of such Party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

7.7    Integration. This Agreement and any Exhibits constitute the full and complete agreement of the Parties as to the subject matter hereof.

7.8    Insurance. Each Party agrees to maintain during the Term usual and customary liability and workers compensation insurance, and to the extent customary in the industry for a company the size of such Party errors and omissions insurance, in each case in amounts consistent with industry standards and to provide a certificate of insurance evidencing such coverage to the other Party upon request.

7.9    Interpretation.

(a)    The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall”, and vice versa. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. The word “including” will be construed as “including without limitation.” The word “or” is disjunctive but not necessarily exclusive.

(b)    Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein shall be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iv) all references herein to Sections or Exhibits, unless otherwise specifically provided, shall be construed to refer to Sections and Exhibits of this Agreement.

(c)    Headings and captions are for convenience only and are not be used in the interpretation of this Agreement.

13.

7.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other Applicable Law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.11    Choice of Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of California without regard to any conflict of laws provision that would result in the application of the laws of any State other than the State of California and excluding the United Nations Convention on Contracts for the International Sale of Goods; provided, however, that with respect to matters involving the enforcement of rights in or to Intellectual Property, the Applicable Laws of the applicable country shall apply.

7.12    Severability. In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

7.13    Costs and Expenses. Unless otherwise provided in this Agreement, each Party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

7.14    Independent Contractors. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute the Parties as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied Third Party beneficiaries hereunder.

7.15    License Agreement. For the avoidance of doubt, nothing in this Agreement, including Sections 3 and 4, shall supersede or replace the rights, obligations or agreements of the Parties under the License Agreement.

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14.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their duly authorized officers.

ARENA PHARMACEUTICALS, INC.		LONGBOARD PHARMACEUTICALS, INC.

By:	/s/ Amit D. Munshi	By:	/s/ Kevin Lind
Name:	Amit D. Munshi	Name:	Kevin Lind
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

Date:	October 27, 2020	Date:	October 27, 2020

SIGNATURE PAGE TO SERVICES AGREEMENT

EXHIBIT A

DESCRIPTION OF SERVICES

EXHIBIT B

SERVICES FEES

EXHIBIT B-1

RATE CHANGE NOTIFICATION

EXHIBIT C

ASSUMED CONTRACTS

EXHIBIT D

THIRD PARTY CONTRACTS